PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31,	August 1,	July 31,	August 1,
	2011	2010	2011	2010
Reconciliation of GAAP to Non-GAAP Net Income
Attributable to Photronics, Inc.

GAAP net income attributable to Photronics, Inc.	$11,265	$7,691	$6,938	$15,778

(a) Debt extinguishment loss and net interest impact, net of tax	4,973	-	35,486	-

(b) Consolidation and restructuring charges (credits), net of tax	-	26	-	(4,810)

(c) Impact of warrants, net of tax	(221)	(388)	599	692

(d) Deferred financing fees write off, net of tax	-	-	-	1,011

Non-GAAP net income attributable to Photronics, Inc.	$16,017	$7,329	$43,023	$12,671

Reconciliation of GAAP to Non-GAAP Net Income
Applicable to Common Shareholders

Weighted average number of diluted shares outstanding

GAAP	76,744	66,280	57,724	65,689

(e) Non-GAAP	76,692	65,864	70,559	54,378

Net income per diluted share

GAAP	$0.16	$0.13	$0.12	$0.29

Non-GAAP	$0.23	$0.13	$0.66	$0.23

(a)	Represents extinguishment charges during the three and nine months ended July 31, 2011 related to the repurchase of $5.0 million and $35.4 million, respectively, of our 5.50% convertible senior notes due in October 2014, and net interest impact on convertible transactions.

(b)	Includes charges (credits) related to restructuring in China.

(c)	Represents financing expenses related to warrants, which are recorded in other income (expense).

(d)	Represents write-off of deferred financing fees recorded in interest expense, as a result of an amendment to our revolving credit facility.

(e)	Excludes the impact of shares issued on June 13, 2011 (0.4 million shares during the three months ended July 31, 2011 and 0.1 million shares during the nine months ended July 31, 2011), primarily related to the issuance of common stock in exchange for $5.0 million of our 5.5% convertible senior notes due in October 2014.